UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. __ )

Manitex International, Inc.

(Name of Issuer)

Common Stock, no par value

(Title of Class of Securities)

92342X101

(CUSIP Number)

December 31, 2010

(Date of Event Which Requires Filing of this Statement

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[	]	Rule 13d-1(b)
[	]	Rule 13d-1(c)
[X]		Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

(Continued on following page(s))
Page 1 of 5 Pages

CUSIP No. 92342X101

1 NAMES OF REPORTING PERSONS
David J. Langevin
2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a)	[ ]
Not Applicable	(b)	[ ]
3 SEC USE ONLY
4 CITIZENSHIP OR PLACE OF ORGANIZATION
United States

5
NUMBER OF	SOLE VOTING POWER
818,220
SHARES
6
BENEFICIALLY	SHARED VOTING POWER
OWNED
7
BY EACH	SOLE DISPOSITIVE POWER
818,220
REPORTING
8
PERSON WITH:	SHARED DISPOSITIVE POWER
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

818,220

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
(SEE INSTRUCTIONS)
Not Applicable		[ ]

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
7.74%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
IN

Page 2 of 5 Pages

CUSIP No. 92342X101
Item 1(a):	Name of Issurer:
Manitex International, Inc.
Item 1(b):	Address of Issuer’s Principal Executive Offices:
9725 Industrial Drive, Bridgeview, IL 60455
Item 2(a):	Name of Person Filing:
David J. Langevin
Item 2(b):	Address of Principal Business Office or, if none, Residence:
9725 Industrial Drive, Bridgeview, IL 60455
Item 2(c):	Citizenship:
United States
Item 2(d):	Title of Class of Securities:
Common Stock, no par value
Item 2(e):	CUSIP Number:
92342X101
Item 3.	If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:
	N/A	[ ]
Item 4.	Ownership (as of December 31, 2010)
(a) Amount Beneficially Owned: 818,220
(b) Percent of Class: 7.74%

Page 3 of 5 Pages

CUSIP No. 92342X101
(c) Number of shares as to which such person has:
(i) sole power to vote or to direct the vote: 818,220
(ii) shared power to vote or to direct the vote:
(iii) sole power to dispose or to direct the disposition of: 818,220
(iv) shared power to dispose or to direct the disposition of:
Item 5:	Ownership of Five Percent or Less of a Class.
N/A
Item 6:	Ownership of More than Five Percent on Behalf of Another Person.
N/A
Item 7:	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.
N/A
Item 8:	Identification and Classification of members of the Group.
N/A
Item 9:	Notice of Dissolution of Group.
N/A
Item 10:	Certification.
N/A

Page 4 of 5 Pages

SIGNATURE

CUSIP No. 92342X101

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

April 14, 2011
Date

/s/ Don Figliulo
Signature

Don Figliulo, Attorney-in-Fact for David J. Langevin
Name/Title

Page 5 of 5 Pages